[KINGDOM VENTURES LOGO]

For Immediate Release                        Contact:Jeff Lambert, Tim Hanson
                                             Lambert, Edwards & Associates, Inc.
                                             616-233-0500
                                             jlambert@lambert-edwards.com

       AMERICAN ASSOCIATION OF CHRISTIAN COUNSELORS JOINS KINGDOM VENTURES
                              FAMILY OF COMPANIES
                      Adds $10 million in projected revenue
                  Provides reach into Christian consumer market

MINDEN, Nevada, September 9, 2003 -- KINGDOM VENTURES, INC. (OTCBB:KDMV) today announced that the American Association of Christian Counselors, the nation's largest association of Christian counselors with approximately 70,000 members and students nationwide, has become part of the Kingdom Ventures family of companies.

The diversified faith based products and media company, said the merger agreement between American Association of Christian Counselors (AACC) closed on September 8, 2003 with an effective date of February 1, 2003. Kingdom Ventures expects the acquisition to be accretive to earnings and add approximately $10 million in annual revenue. Kingdom Ventures posted annual revenue of $3.2 million for its fiscal year ended January 31 2003. Terms of the stock based transaction were not disclosed. Kingdom Ventures serves the $49 billion church market and the broader Christian consumer market through a variety of media properties, services and consumer products.

"This represents an important added dimension for Kingdom Ventures as we continue to expand our family of products and services," said Gene Jackson, president and CEO of Kingdom Ventures. "Christian counseling is an expanding segment of America's $100 billion mental-health industry and provides critical felt need based services to people of all walks of life. We look forward to serving caregivers and to expanding the assistance and resources that the AACC provides. This addition will allow us to extend the influence of the Ask Dr. Tim syndicated column, the Live the Life radio program, and provide a foundation for continued development of content meeting the needs of the Christian leader and caregiver". "We believe the AACC is uniquely positioned to help churches and their leaders in the area of Biblical counseling, Spiritual formation, and Leadership Development".

Kingdom Ventures said Dr. Timothy Clinton will continue in his role as President and CEO of AACC. Clinton will be joined on the AACC management team by Donald Sapaugh, who will serve as CEO of Kingdom Communications Group. Sapaugh, former CEO of Rapha, Inc., a national Christian counseling and treatment management company, brings substantial faith based business experience to the AACC, and Kingdom Ventures.

"Through this strategic relationship, AACC has the opportunity to expand its membership and mission and Kingdom Ventures can continue to grow as an instrument in God's hands," said Clinton. "I see this as a true "Kingdom" win in the best sense of the word."

Founded in the late 1980's, AACC (WWW.AACC.NET) assists professional, pastoral and lay caregivers in providing effective Christ-centered counseling. The Christian Care Network (CCN), a division of AACC, is a national network of professional, community and church-based counseling providers, offering care and resources that are distinctively Christian and clinically excellent.

Clinton added: "Over the last 10 years, AACC has become the largest Christian counseling association in the nation. Becoming part of the Kingdom Venture family allows us to continue to build our network of committed Christian counselors and lay people. We look forward to becoming a important part of the Kingdom Ventures family and continuing to help caregivers provide the most effective counseling to their clients."

ABOUT KINGDOM VENTURES
Kingdom Ventures, Inc. (www.kdmvcorp.com) is a diversified supplier of media and products to the Christian marketplace. Consisting of two operating units - Kingdom Media Group and Kingdom Products Group - the Company serves the Christian marketplace through uplifting faith and humanitarian practice and by assisting Christians in personal, church and ministry growth to demonstrate the Good News of God's Word as proclaimed in the Bible.

The Kingdom Media Group includes the nation's largest regional Christian newspaper chain Christian Times, Christian Speakers & Artists Agency (the largest Christian Speakers bureau), Ministry Values for Growing Churches (the largest church direct marketing company www.ministryvalues.com) and Faith Group Services (which includes www.iExalt.com ). The Kingdom Products Group consists of Xtreme Notebooks (notebook computers and Tablet PC's, www.xnbs.com ), Kingdom Gifts (inspirational gifts and candles), Yahwear Clothing (Christian apparel, www.yahwear.com), and Mr. Roy Productions (silk screen and production facility).

SAFE HARBOR STATEMENT
All statements other than statements of historical fact included in this press release are "forward-looking statements." The forward-looking statements, including statements about the company's future expectations, including future revenues and earnings, and all other forward-looking statements (i.e., future operational results and sales) are subject to assumptions and beliefs based on current information known to the company and factors that are subject to uncertainties, risk and other influences, which are outside the company's control, and may yield results differing materially from those anticipated.